GREKA Energy Corporation

                      Amendment to Article II of the Bylaws


         Section 13. Notice of Shareholder Proposals. (a) At an annual meeting of the shareholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting (i) by, or at the discretion of, the board of directors or (ii) by any shareholder of the corporation who complies with the notice procedures set forth in this Section 13. For a proposal to be properly brought before an annual meeting of the shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than sixty days nor more than ninety days prior to the scheduled annual meeting of the shareholders, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than seventy days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, to be timely notice by the shareholder must be so delivered or received not later than the close of business on the tenth business day following the earlier of the day on which such notice of the date of the scheduled annual meeting of the shareholders was mailed or the day on which such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation's books, of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, (iii) the class and number of shares of the corporation's stock which are beneficially owned by the shareholder on the date of such shareholder notice and by any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder notice, and (iv) any financial interest of the shareholder in such proposal.

         (b) If the presiding officer of the annual meeting of the shareholders determines that a shareholder proposal was not made in accordance with the terms of this Section 13, he or she shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

         (c) This provision shall not prevent the consideration and approval or disapproval at the annual meeting of the shareholders of reports of officers, directors and committees of the board of directors, but, in connection with such reports, no business shall be acted upon at such annual meeting of the shareholders unless stated, filed and received as herein provided.


         Section 14. Nomination of Directors. (a) Only persons who are nominated in accordance with the following procedures shall be eligible for the election of directors at an annual meeting of the shareholders. Nominations of persons for election to the board of directors at an annual meeting may be made at a meeting of shareholders, by or at the direction of the board of directors or a committee thereof, or by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 14. Such nominations, other than those made by or at the direction of the board of directors or a committee thereof, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than sixty days nor more than ninety days prior to the scheduled annual meeting of the shareholders, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than seventy days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, to be timely notice by the shareholder must be so delivered or received not later than the close of business on the tenth business day following the earlier of the day on which such notice of the date of the scheduled annual meeting of the shareholders was mailed or the day on which such public disclosure was made. A shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of stock of the corporation that are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on the corporation's books, of the shareholder, and (ii) the class and number of shares of the corporation's stock which are beneficially owned by the shareholder on the date of such shareholder notice. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation.

         (b) If the presiding officer of the annual meeting of the shareholders determines that a nomination was not made in accordance with the terms of this
Section 14, he or she shall so declare at the annual meeting and the defective nomination shall be disregarded.




                                        2